International Growth and Income Fund One Market Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

June 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$111,191
Class B	$775
Class C	$5,468
Class F1	$12,652
Class F2	$9,952
Total	$140,038
Class 529-A	$1,876
Class 529-B	$39
Class 529-C	$345
Class 529-E	$59
Class 529-F1	$64
Class R-1	$118
Class R-2	$543
Class R-3	$573
Class R-4	$309
Class R-5	$839
Class R-6	$10,922
Total	$15,687

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0580
Class B	$0.8053
Class C	$0.7983
Class F1	$1.0429
Class F2	$1.1146
Class 529-A	$1.0485
Class 529-B	$0.7895
Class 529-C	$0.7959
Class 529-E	$1.0980
Class 529-F1	$0.9424
Class R-1	$0.8596
Class R-2	$0.8194
Class R-3	$0.9493
Class R-4	$1.0485
Class R-5	$1.1263
Class R-6	$1.1412

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	111,158
Class B	941
Class C	7,101
Class F1	12,943
Class F2	9,573
Total	141,716
Class 529-A	2,076
Class 529-B	56
Class 529-C	505
Class 529-E	71
Class 529-F1	79
Class R-1	148
Class R-2	763
Class R-3	726
Class R-4	357
Class R-5	873
Class R-6	10,502
Total	16,156

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.48
Class B	$32.44
Class C	$32.42
Class F1	$32.49
Class F2	$32.50
Class 529-A	$32.46
Class 529-B	$32.39
Class 529-C	$32.35
Class 529-E	$32.46
Class 529-F1	$32.50
Class R-1	$32.43
Class R-2	$32.38
Class R-3	$32.45
Class R-4	$32.48
Class R-5	$32.60
Class R-6	$32.48